Exhibit 99.1

News Release

For Immediate Release:

July18, 2006

International Barrier Technology - Fire Resistant Building Materials Company Releases New Internet Website

Watkins, MN; Vancouver, BC July 18, 2006 - International Barrier Technology Inc. (“Barrier”) (IBTGF: OTCBB; IBH: TSXV), a manufacturer of proprietary fire resistant building materials, is pleased to report the release of a revised internet website: International Barrier Technology, Protecting People and Property From Fire.”  The website may be found at: www.intlbarrier.com.

“The website has been designed to allow for convenient access to important information regarding our award winning products and recent business developments” reports Melissa McElwee, Barrier’s Manager of Corporate Communications and Investor Relations. “Those interested in finding current information about utilizing Blazeguard products, investing in the publicly traded company, or global licensing opportunities, will find use of the website to be informative and useful”. Navigation through the website facilitates the ability to: learn about Barrier’s investment and licensing opportunities; view a demonstration of Blazeguard’s fire resistive properties; gain access to Product Data Sheets; and, contact Barrier’s Customer Service Department to request additional information and literature.

A history of the company, its leaders, and a timeline of milestones is provided. In addition, links to independent research analysis, current stock price, and news, allows interested readers the ability to view information on the opportunities Barrier presents for the future.

About International Barrier Technology Inc.
International Barrier Technology Inc. (OTCBB: IBTGF; TSXV: IBH) develops, manufactures, and markets proprietary fire resistant building materials branded as Blazeguard®. Barrier's award-winning Blazeguard wood panels use a patented, non-toxic, non-combustible coating with an extraordinary capability: it releases water in the heat of fire. The panels exceed "model" building code requirements in every targeted fire test and application, and are unique in combining properties that increase panel strength and minimize environmental and human impact. Blazeguard provides Barrier's customers a premium material choice meeting an increasingly challenging combination of requirements in residential and commercial building construction. Blazeguard customers include already include many of the top multifamily homebuilders, and commercial modular building manufacturers, in the United States.

INTERNATIONAL BARRIER TECHNOLOGY INC.

_______________________

Michael D. Huddy

President, Director

THE TSX VENTURE EXCHANGE HAS NOT REVIEWED AND DOES NOT ACCEPT RESPONSIBILITY FOR THE ADEQUACY OR ACCURACY OF THE CONTENT OF THIS PRESS RELEASE.

Melissa McElwee, Investor Relations Manager

International Barrier Technology
(866) 735-3519

mmcelwee@intlbarrier.com

For more information please visit:
www.intlbarrier.com

Forward-Looking Information: The statements in this news release contain forward-looking information within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve certain risks, assumptions and uncertainties, including but not limited to the ability to generate and secure product sales. In each case actual results may differ materially from such forward-looking statements. The company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results (expressed or modified) will not be realized.